Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 15, 2026 with respect to the consolidated financial statements included in the Annual Report of Frequency Electronics, Inc. on Form 10-K for the year ended April 30, 2026. We consent to the incorporation by reference of said report in the Registration Statements of Frequency Electronics, Inc. on Forms S-8 (File No. 333-08901, File No. 333-40506, File No. 333-140938, File No. 333-156600, File No. 333-42233, File No. 333-188952, and File No. 333-282620).

/s/ GRANT THORNTON LLP.

Melville, New York

July 15, 2026